Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ALE Group Holding Limited on the post-effective amendment No. 17 to Form F-1 of our report dated August 3, 2022 with respect to our audits of the consolidated financial statements of ALE Group Holding Limited as of March 31, 2022 and 2021 and for each of the years in the two-year period ended March 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Friedman LLP

New York, New York

May 10, 2023